CERTIFICATE OF CONVERSION
OF
COASTAL CAPITAL ACQUISITION CORP.
INTO GEORGIA CORPORATION

Pursuant to O.C.G.A. §14-2-1109.2, Coastal Capital Acquisition Corp., a Nevada corporation (the “Company”), files its certificate to convert from a foreign corporation to a Georgia corporation.

I.

The name and jurisdiction of organization of the entity making the election is as follows:

Coastal Capital Acquisition Corp.
Formed as a Nevada corporation on January 31, 1998

II.

The Company hereby elects to become a corporation.

III.

The effective date of this conversion is upon filing with the Georgia Secretary of State.

IV.

This election has been approved by the affirmative vote of 93.36% of the voting shares of the Company at a special meeting of the shareholders held in Savannah, Georgia on December 14, 2007.  For the proposal to be effective, the affirmative vote of 66% of the voting shares was required, and accordingly the election was duly approved by the shareholders.

V.

Filed with this certificate of conversion are articles of incorporation that are in the form required by Code Section 14-2-202, setting forth a name for the Company that satisfies the requirements of Code Section 14-2-401, and stating that such articles of incorporation shall be the articles of incorporation of the Company formed pursuant to such election unless and until modified in accordance with this chapter.

VI.

 Each share of the Company’s capital stock shall be unchanged as a result of the filing of this certificate and the attached articles of incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion this 1st day of January, 2008.

_____________________________________
INCORPORATOR

COASTAL CAPITAL ACQUISITION CORP.
ARTICLES OF INCORPORATION

I.

The name of the Corporation is COASTAL CAPITAL ACQUISITION CORP.

II.

The Corporation shall have authority to issue 505,000,000 shares of stock, of which 5,000,000 shares shall be designated “Preferred Stock,” $.001 par value, and 500,000,000 shares shall be designated “Common Stock,” $.001 par value.

The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred  Stock, prior to the issuance of any such shares.

The Board of  Directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each series.

The Board of Directors of the Corporation on June 10, 2005 authorized the issuance of Series A Preferred Stock and Series B Preferred Stock, the designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of which are described below:

(a)  Series A Preferred Stock. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of the Series A and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

Section 1. Issuance. The Board of Directors of the Corporation shall be authorized to issue shares of Series A from time to time as it sees fit;

Section 2. Voting Rights. Except as otherwise expressly provided herein or by law, the holder of shares of the Series A shall be entitled to vote on all matters and shall be entitled to 2,500 votes for each share of Series A held by such holder, such number of votes to be appropriately adjusted in the event of any split, reverse split or dividend of the Common Stock.  Except as expressly provided herein or required by law, the holder of shares of the Series A and the holders of shares of the Corporation’s Common Stock shall vote together as a single class on all matters. As used in this Section 2, the term “Common Stock” shall mean and include the Corporation’s Common Stock, par value S.001 per share;

Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A shall be entitled to be paid an amount equal to two times the amount payable with respect to each share of Common Stock.  The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all of its assets, shall be deemed to be liquidation dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3;

Section 4. Dividend Provisions. The holders of the Series A are not entitled to receive any dividends.

Section 5. Conversion of Series A Preferred Stock into Common Stock.

A. The shares of Series A shall convert into the number of shares of the Common Stock equal to the number of shares of Series A issued to the holder thereof, multiplied by ten (10) and divided by the lesser of four cents ($.04) or the average of the closing bid price of the Corporation’s Common Stock on the date of conversion of the Series A (the “A Conversion Shares”).

B. In order to convert shares of Series A into Common Stock, the holder thereof shall surrender the certificate or certificates for shares of Series A, duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation (or, in the case of a lost or destroyed certificate, proof of loss or destruction and indemnity as required by the Corporation, at the office of the transfer agent), and shall give written notice to the Corporation that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued.  If the certificates for Common Stock are to be issued in a name or names other than that in which such shares of Series A was registered, the holder of the certificates being surrendered shall with such written notice pay to the transfer agent a sum to cover any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not due and payable. The transfer agent will, as soon as practicable thereafter, deliver at such office to such holder, or to its nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid, as provided in Section 5(A);

C. All shares of the Series A which shall have been converted into Common Stock as herein provided shall not be reissued as shares of Series A but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series; and

D. Fractional shares of Common Stock shall not be issued upon the conversion of the shares of Series A but shall be addressed by the Corporation through the rounding of such fraction to the next whole share of Common Stock.

Section 6. Adjustment of Conversion Rate.  The rate at which each share of Series A may be converted into Common Stock (hereinafter called the conversion rate) shall be subject to the following adjustments:

A. While any such shares of the Series A shall be outstanding, in case this Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of common stock, or combine the outstanding shares of common stock into a smaller number of shares of common stock, the conversion rate shall be similarly adjusted;

B. Any dividend to holders of Common Stock in shares of Common Stock shall be considered a subdivision of the outstanding shares of Common Stock and an adjustment in the conversion rate shall be made in accordance with the provisions of Section 5 with respect to the subdivision of outstanding shares of Common Stock;

C. In case the Corporation shall be reorganized or recapitalized or shall be consolidated with or merged into another corporation, or shall sell or transfer its property and assets as, or substantially as, an entirety, proper provisions shall be made as part of the terms of such reorganization, recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Series A outstanding immediately prior to such event shall thereafter be entitled to such conversion rights with respect to securities of the corporation resulting from such reorganization, recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights provided for herein with respect to such shares of Series A;

Section 7. Reservation of Common Shares. The Corporation shall at all times reserve and keep available, out of its authorized unissued Common Stock a sufficient number of shares of Common Stock in order to issue such Common Stock upon conversion of all outstanding shares of Series A;

Section 8. Amendment. The terms of the Series A shall not be amended except with the consent of the holders of not less than a majority of the outstanding Series A Shares;

Section 9. Other Rights. Except as provided by law, the Series A shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof other than as set forth herein; and

Section 10. Notices. Any notice required to be given to holders of shares of Series A shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address.

(b)  Series B Preferred Stock. The powers, designations, preferences, and relative, participating, optional or other special rights of the shares of the Series B and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

Section 1. Issuance. The Board of Directors of the Corporation shall be authorized to issue shares of Series B from time to time as it sees fit;

Section 2. Voting Rights. Except as otherwise expressly provided herein or by law, the holder of shares of the Series B shall be entitled to vote on all matters and shall be entitled to 10,000 votes for each share of Series B held by such holder, such number of votes to be appropriately adjusted in the event of any split, reverse split or dividend of the Common Stock.  Except as otherwise expressly provided herein or as expressly required by law, the holders of shares of the Series A and Series B and holders of shares of the Corporation’s common stock shall vote together as a single class on all matters;

Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B shall be entitled to be paid an amount equal to two times the amount payable with respect to each share of Common Stock, but only after payment of the liquidating distribution with respect to the Series A.  The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the sale or transfer by the Corporation of all or substantially all of its assets, shall be deemed to be liquidation dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3;

Section 4. Dividend Provisions. The holders of the Series B are not entitled to receive any dividends;

Section 5. Conversion of Series B Preferred Stock into Common Stock. The holders of record of shares of Series B shall have the right, at their option, to convert such shares into shares of the Common Stock, $.001 par value per share, of the Corporation at any time from the date of the issuance of such Series B Shares in accordance with and subject to the following terms and conditions:

A. At any time following the issuance of the shares of Series B, the outstanding shares of Series B shall, on five days prior written notice to the Corporation, be convertible into fully paid and non-assessable shares of Common Stock at the rate of Twenty-Five Thousand (25,000) shares of Common Stock for each share of Series B, subject to adjustment as hereinafter provided in Section 6.  The exchange shall be consummated at the office of the transfer agent for the Corporation’s Common Stock (or at such other place or places as may be designated by the Corporation with notice to the holders of record of the shares of Series B);

B. In order to convert shares of Series B into Common Stock, the holder thereof shall surrender the certificate or certificates for shares of Series B, duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation (or, in the case of a lost or destroyed certificate, proof of loss or destruction and indemnity as required by the Corporation), at the office of the transfer agent, and shall give written notice to the Corporation that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued.  If the certificates for Common Stock are to be issued in a name or names other than that in which such shares of Series B was registered, the holder of the certificates being surrendered shall with such written notice pay to the transfer agent a sum to cover any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not due and payable.  The transfer agent will, as soon as practicable thereafter, deliver at such office to such holder, or to its nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid, as provided in Section 5.  Shares of the Series B shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date;

C. All shares of the Series B which shall have been converted into Common Stock as herein provided shall not be reissued as shares of Series B but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series; and

D. Fractional shares of Common Stock shall not be issued upon the conversion of the shares of Series B but shall be addressed by the Corporation through the rounding of such fraction to the next whole share of Common Stock.

Section 6. Adjustment of Conversion Rate.  The rate at which each share of Series B may be converted into Common Stock (hereinafter called the conversion rate) shall be subject to the following adjustments:

A. While any shares of the Series B shall be outstanding, in case this Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the number of shares into which the Series B are convertible shall be proportionately increased or decreased, as the case may require, such increase or decrease to become effective immediately after the opening of business on the date following the day upon which such subdivision or combination becomes effective;

B. Any dividend to holders of Common Stock in shares of Common Stock shall be considered a subdivision of the outstanding shares of Common Stock and an adjustment in the conversion rate shall be made in accordance with the provisions of Section 5 with respect to the subdivision of outstanding shares of Common Stock;

C. No adjustment of the conversion rate shall be made by reason of the issuance of Common Stock to non-shareholders of the Corporation in exchange for cash, property or services provided that if the Corporation shall offer to the holders of the Corporation’s Common Stock any rights to subscribe for any securities of the Corporation then the holders of the shares of Series B shall he entitled to subscribe for the purchase of the same number of securities on identical terms as they would have been entitled had they held that number of shares of Common Stock into which the shares of Series B was convertible on such date; and

D. In case the Corporation shall be reorganized or recapitalized or shall be consolidated with or merged into another corporation, or shall sell or transfer its property and assets as, or substantially as, an entirety, proper provisions shall be made as part of the terms of such reorganization, recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of the Series B outstanding immediately prior to such event shall thereafter be entitled to such conversion rights with respect to securities of the corporation resulting from such reorganization, recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights provided for herein with respect to such shares of Series B;

Section 7. Reservation of Common Shares. The Corporation shall at all times reserve and keep available, out of its authorized and unissued Common Stock a sufficient number of shares of Common Stock in order to issue such Common Stock upon conversion of all outstanding shares of Series B;

Section 8. Amendment. The terms of the Series B shall be amended only with the consent of the holders of not less than a majority of the outstanding Series B Shares;

Section 9. Other Rights. Except as provided by law, Series B Shares shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein; and

Section 10. Notices. Any notice required to be given to holders of shares of Series B shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address.

Common Stock

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:

(a)  Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)  The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)  Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

III.

The registered office of the Corporation shall be at 16162 Empire Road, NE, Atlanta, Georgia 30329-3847 in Dekalb County.  The registered agent of the Corporation at such address shall be William R. Asbell, Jr.

IV.

The name and address of the incorporator is:

William R. Asbell, Jr.
Asbell Rhoads LLP
1162 Empire Road, NE
Atlanta, Georgia 30329-3847

V.

The mailing address of the principal office of the Corporation is:

300 Bull Street, Suite A, 2nd Floor
Savannah, Georgia  30401

VI.

(a)  The number of directors of the Corporation shall be not less than two (2) and not more than eleven (11) as determined from time to time by the Board of Directors.  If the number of directors fixed by the Board of Directors is less than six (6), all directors shall be deemed to belong to the same class and shall hold office until the next annual shareholders’ meeting following their election or appointment.  If the number of directors fixed by the Board of Directors is six (6) or more, the directors shall be divided into three classes (designated as “Class “I,” “Class II” and “Class III”) as nearly equal in number as possible.  The directors in Class I first chosen shall hold office until the first annual meeting of the shareholders following their election or appointment.  The directors in Class II first chosen shall hold office until the second annual meeting of the shareholders following their election or appointment.  Directors in Class III first chosen shall hold office until the third annual meeting of the shareholders following their election or appointment.  At each annual meeting of the shareholders held thereafter, directors shall be chosen for a term of three (3) years to succeed those whose terms expire.

(b)  Any vacancy in the Board of Directors resulting from the death, resignation or retirement of a director, or any other cause other than removal by the shareholders or increase in the number of directors, shall be filled by a majority vote of the remaining directors, though less than a quorum, for a term corresponding to the unexpired term of his predecessor in office.

(c)  Newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority vote of the remaining directors, though less than a quorum, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which a successor shall be elected and shall qualify.

(d)  At any meeting of the shareholders called for the purpose, the entire board of directors or any individual director may, by the vote of eighty percent (80%) of all of the shares of the Corporation outstanding and entitled to vote for election of directors, be removed from office for cause.

(e)  Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Corporation entitled to vote for election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

VII.

(a)  The Board of Directors shall have power to alter, amend or repeal the bylaws or adopt new bylaws; and

(b)  Any bylaws adopted by the Board of Directors may be altered, amended or repealed, and new bylaws may be adopted, by the shareholders, as provided by the Act.

VIII.

(a)  No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involved intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.

(b)  Neither the repeal nor modification of this Article VIII nor the adoption of any provision of these Articles of Incorporation inconsistent with these Articles shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal, modification or adoption.

IX.

Notwithstanding any provision of law to the contrary, the affirmative vote of more than 50% of all of the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advise of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

(a)  amendment of the Articles of Incorporation of the Corporation;

(b)  consolidation of the Corporation with one or more corporations to form a new consolidated corporation;

(c)  merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(d)  sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill;

(e)  the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; or

(f)  any other transaction that Section 14-2-1110 of the Georgia Business Corporation Code defines as a “Business Combination”.

X.

Pursuant and subject to the Act, any action required to be taken at a meeting of the shareholders of the Corporation or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if written consent, setting forth the action to be taken is signed by those persons who would be entitled to vote at a meeting of the shareholders, holding those shares having voting power to cast not less than the minimum (or numbers, in the case of voting by class) of votes or shares, as the case may be, that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the 1st day of January 2008.

_____________________________________
INCORPORATOR